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Exhibit 3.9

CHARTER OF THE
DIRECTOR AFFAIRS COMMITTEE
OF THE BOARD OF DIRECTORS OF
KINETIC CONCEPTS, INC.

I.    PURPOSE OF THE COMMITTEE

        The purpose of the Director Affairs Committee (the "Committee") of the Board of Directors (the "Board") of Kinetic Concepts, Inc. (the "Corporation") is to identify and to recommend to the Board individuals qualified to serve as directors of the Corporation and on committees of the Board; to advise the Board with respect to the Board composition, procedures and committees; to recommend to the Board the appropriate level and forms of compensation for Board and Committee service by non-employee members of the Board; to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation; and to oversee the evaluation of the Board and the Corporation's management.

II.    COMPOSITION OF THE COMMITTEE

        The Committee shall consist of three or more directors, as determined from time to time by the Board, based upon recommendations of the Committee. Each member of the Committee shall be qualified to serve on the Committee pursuant to the requirements of the New York Stock Exchange (the "NYSE"), and any additional requirements that the Board deems appropriate.

        Any vacancy on the Committee shall be filled by majority vote of the Board, based upon recommendations of the Committee. No member of the Committee shall be removed except by majority vote of the Board.

III.    MEETINGS AND PROCEDURES OF THE COMMITTEE

        The committee shall meet as often as it determines necessary to carry out its duties and responsibilities. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary.

        The Committee may form subcommittees for any purpose that the Committee deems appropriate and may delegate to such subcommittees such power and authority as the Committee deems appropriate; provided, however, that no subcommittee shall consist of fewer than two members; and provided further that the Committee shall not delegate to a subcommittee any power or authority required by any law, regulation or listing standard to be exercised by the Committee as a whole.

        A majority of the members of the Committee present in person or by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other shall constitute a quorum.

        The Committee shall report regularly to the Board on its activities, as appropriate.

IV.    DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

  A.
  Board Candidates and Nominees

        The Committee shall have the following duties and responsibilities with respect to Board candidates and nominees:

            (a)   To assist in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the Board, including persons suggested by shareholders. The Committee may, if it deems appropriate, establish procedures to be followed by shareholders in submitting recommendations for Board candidates.

            (b)   To review the background and qualifications of individuals being considered as director candidates.

            (c)   To recommend to the Board the director nominees for election by the shareholders or appointment by the Board, as the case may be, pursuant to the Bylaws of the Corporation, which recommendations shall be consistent with the criteria for selecting directors established by the Board from time to time.

            (d)   To review the suitability for continued service as a director of each Board member when his or her term expires, and to recommend whether or not the director should be re-nominated.

  B.
  Board Composition and Procedures

        The Committee shall have the following duties and responsibilities with respect to the composition and procedures of the Board:

            (a)   To review annually with the Board the composition of the Board as a whole and to recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills and expertise required for the Board as a whole and contains at least the minimum number of independent directors required by the NYSE.

            (b)   To review periodically the size of the Board and to recommend to the Board any appropriate changes.

            (c)   To make recommendations on the frequency and structure of Board meetings.

            (d)   To make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Corporation rule. guideline, procedure or corporate governance principle.

  C.
  Board Committees

        The Committee shall have the following duties and responsibilities with respect to the committee structure of the Board:

            (a)   To make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Committee, and to recommend individual directors to fill any vacancy that might occur on a committee, including the Committee.

            (b)   To monitor the functioning of the committees of the Board and to make recommendations for any changes, including the creation and elimination of committees.

            (c)   To review periodically committee assignments and the policy with respect to the rotation of committee memberships and/or chairpersonships, and to report any recommendations to the Board.

            (d)   To recommend that the Board establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise. The Committee's power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

  D.
  Corporate Governance

        The Committee shall have the following duties and responsibilities with respect to corporate governance:

            (a)   To develop and review periodically, and at least annually, the corporate governance principles adopted by the Board to assure that they are appropriate for the Corporation and comply with the requirements of the NYSE, and to recommend any desirable changes to the Board.

            (b)   To consider other corporate governance issues that arise from time to time, and to develop appropriate recommendations for the Board.

  E.
  Evaluation of Board and Management

        The Committee shall be responsible for evaluating the performance and effectiveness of the Board as a whole, and overseeing the evaluation of the Chief Executive Officer and such other executives of the Corporation as the Committee deems appropriate. The Committee shall establish procedures to allow it to exercise this oversight function. The Committee shall also assist the Board in evaluating the succession planning for the Chief Executive Officer.

  F.
  Board and Committee Compensation

        The Committee shall be responsible for periodically reviewing and recommending to the Board the appropriate forms and levels of compensation for Board and Committee service by non-employee members of the Board (including the Chairman of the Board, if he or she is not an employee of the Company).

V.    EVALUATION OF THE COMMITTEE

        The Committee shall, on an annual basis, evaluate its performance. In conducting this review, the Committee shall evaluate whether this Charter appropriately addresses the matters that are or should be within its scope and shall recommend such changes as it deems necessary or appropriate. The Committee shall address all matters that the Committee considers relevant to its performance, including at least the following: the adequacy, appropriateness and quality of the information and recommendations presented by the Committee to the Board, the manner in which they were discussed or debated, and whether the number and length of meetings of the Committee were adequate for the Committee to complete its work in a thorough and thoughtful manner.

        The Committee shall deliver to the Board a report, which may be oral, setting forth the results of its evaluation, including any recommended amendments to this Charter and any recommended changes to the Corporation's or the Board's policies or procedures.

VI.    INVESTIGATIONS AND STUDIES; OUTSIDE ADVISERS

        The Committee may conduct or authorize investigations into or studies of matters within the Committee's scope of responsibilities, and may retain, at the Corporation's expense, such independent counsel or other consultants or advisers as it deems necessary. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention terms, such fees to be borne by the Corporation. The Committee also shall have the sole authority to retain or terminate any compensation consultant to assist the Committee in carrying out its responsibilities, including sole authority to approve the consultant's fees and other retention terms, such fees to be borne by the Corporation.

* * *

        While the members of the Committee have the duties and responsibilities set forth in this Charter, nothing contained in this Charter is intended to create, or should be construed as creating, any responsibility or liability of members of the Committee, except to the extent otherwise provided under applicable federal or state law.

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  Exhibit 3.9
CHARTER OF THE DIRECTOR AFFAIRS COMMITTEE OF THE BOARD OF DIRECTORS OF KINETIC CONCEPTS, INC.